                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Office Depot, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Office Depot, Inc. will be held on May 23, 1996, at 10:00 a.m. EDT, at Marriott Crocker Center, 5140 Town Center Circle, Boca Raton, Florida 33486, for the following purposes:

     1. To elect ten directors to hold office until the next annual meeting of stockholders or until their successors have been elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ended December 28, 1996; and

     3. To transact any other business that may come before the meeting.

     Stockholders of record as of the close of business on April 12, 1996 are entitled to notice of and to vote at the annual meeting of stockholders or any adjournment thereof.

                                           By order of the Board of Directors,

                                           /s/ Barry J. Goldstein
                                           ------------------------------
                                           BARRY J. GOLDSTEIN
                                           Secretary
April 23, 1996

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER YOU OWN. THEREFORE, EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445
                            TELEPHONE (407) 278-4800

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Office Depot, Inc. ("Office Depot" or the "Company") for use at the annual meeting of the Company's stockholders to be held on May 23, 1996, at 10:00 a.m. EDT, at Marriott Crocker Center, 5140 Town Center Circle, Boca Raton, Florida 33486, and at any adjournment of that meeting (the "Annual Meeting"). The purpose of the Annual Meeting is to elect ten directors to the Board and to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 28, 1996. This Proxy Statement and the accompanying proxy are being sent to the Company's stockholders on or about April 23, 1996.

     If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the Annual Meeting. Where a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees and for the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company.

     The Company's management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Company's management.

     Solicitation of proxies will be made initially by mail. The Company's directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Company's Common Stock. The Company has also engaged Corporate Investor Communications, Inc. to assist in communicating with these institutions and forwarding solicitation materials for a fee of $5,500 plus the reimbursement of expenses. All expenses of solicitation of proxies will be paid by the Company.

     A proxy may be revoked at any time prior to its exercise at the Annual Meeting by written notice delivered to the Corporate Secretary of the Company prior to the Annual Meeting or by attending the Annual Meeting and voting by ballot.

     Holders of record of Common Stock as of the close of business on April 12, 1996, will be entitled to vote at the Annual Meeting. As of April 12, 1996, there were 156,622,002 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. Pursuant to Delaware law, abstentions are treated as present and entitled to vote and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Pursuant to Delaware law, broker "non-votes" are considered present but not entitled to vote and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

ELECTION OF DIRECTORS

     In March 1996, the Company's Board of Directors (the "Board") approved an increase in the number of members which constitute the Board from nine members to ten members. The Nominating Committee of the Board has nominated the following ten persons for election to the Board at the Annual Meeting:

Mark D. Begelman        W. Scott Hedrick      Michael J. Myers
Cynthia Cohen Turk      James L. Heskett      Peter J. Solomon
Herve Defforey          John B. Mumford       Alan J. Wurtzel
David I. Fuente

     Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The nominees have indicated that they are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     Directors will be elected by a plurality of the shares present and voting at the meeting.

                      YOUR BOARD OF DIRECTORS RECOMMENDS A
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending December 28, 1996. Deloitte & Touche LLP has audited the consolidated financial statements of the Company each year since 1990. Representatives of Deloitte & Touche LLP will be present at the meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board will select other independent accountants.

           YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
          OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 12, 1996 by (i) each stockholder known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers who were serving as executive officers at the end of the 1995 fiscal year and Mr. Begelman, who resigned as an executive officer in May 1995 (collectively, the "Named Executive Officers") and
(iv) all executive officers and directors of the Company as a group. Beneficial ownership of less than one percent is indicated by an asterisk. Except as otherwise indicated below, each of the entities named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such entity as set forth opposite such entity's name and the address of each of the entities named in the table is the Company's address. No effect has been given to shares reserved for issuance under outstanding stock options except where otherwise indicated.

                                                                                  NUMBER OF SHARES        PERCENT OF CLASS
                           NAME OF INDIVIDUAL OR GROUP                          BENEFICIALLY OWNED(1)      OUTSTANDING(2)
    --------------------------------------------------------------------------  ---------------------     ----------------
    Massachusetts Financial Services Company(3)                                       8,616,200                  5.5%
      500 Boylston Street
      Boston, Massachusetts 02116

    Fourcar B.V.(4)                                                                   9,192,600                  5.9%
      Coolsingel 139
      3012 AG Rotterdam
      The Netherlands

    F. Terry Bean(5)                                                                     62,378                   *
    Mark D. Begelman(6)                                                                 619,622                   *
    Richard M. Bennington(7)                                                            168,365                   *
    Harry S. Brown(8)                                                                    20,145                   *
    Cynthia Cohen Turk(9)                                                                 5,668                   *
    Denis Defforey(10)                                                                   73,064                   *
    Herve Defforey(11)                                                                9,192,600                  5.9%
    David I. Fuente(12)                                                               1,181,979                   *
    Barry J. Goldstein(13)                                                              384,499                   *
    W. Scott Hedrick(14)                                                                 61,782                   *
    James L. Heskett(15)                                                                  1,000                   *
    John B. Mumford(16)                                                                  76,011                   *
    Michael J. Myers(17)                                                                 32,036                   *
    Peter J. Solomon(18)                                                                104,564                   *
    Alan L. Wurtzel(19)                                                                  60,036                   *
    All Executive Officers and Directors as a Group (14 persons)(20)                  3,121,815                  2.0%

- ---------------

 (1) Includes shares of Common Stock subject to options which are exercisable within 60 days of April 12, 1996.
 (2) Based on 156,622,002 shares of Common Stock outstanding as of April 12, 1996. Shares subject to options exercisable within 60 days of April 12, 1996 are considered for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
 (3) Based solely upon a Schedule 13G dated February 12, 1996. Of the 8,616,200 shares shown as beneficially owned by Massachusetts Financial Services Company ("MFSC"), MFSC has sole voting power with respect to 8,339,920 of such shares and sole dispositive power with respect to all 8,616,200 of such shares.
 (4) Based solely upon a Schedule 13D dated July 31, 1995.
 (5) Includes options to purchase 61,666 shares issued to Mr. Bean pursuant to the Office Depot, Inc. Stock Option and Stock Appreciation Rights Plan (the "Option Plan").
 (6) Includes options to purchase 105,663 shares issued to Mr. Begelman pursuant to the Option Plan, 22,500 shares held of record by Mark Zwerner and Joel Koeppel Trustees, Mark D. Begelman Irrevocable Trust f/b/o Matthew Bryan Begelman and 22,500 shares held of record by Mark Zwerner and Joel Koeppel Trustees, Mark D. Begelman Irrevocable Trust f/b/o Lauren Andrea Begelman.
 (7) Includes options to purchase 167,920 shares issued to Mr. Bennington pursuant to the Option Plan.
 (8) Includes options to purchase 20,000 shares issued to Mr. Brown pursuant to the Option Plan.
 (9) Includes options to purchase 5,000 shares issued to Ms. Cohen Turk as a director of the Company and 150 shares held of record by Ms. Cohen Turk's spouse. Ms. Cohen Turk disclaims beneficial ownership of the shares held of record by her spouse.
(10) Reflects options to purchase 73,064 shares issued to Mr. D. Defforey as a director of the Company. Mr. D. Defforey is a director of the Company and is also a member of the oversight committee (but not the board of directors) of Carrefour S.A. ("Carrefour"), which indirectly owns all of the outstanding capital stock of Fourcar B.V. ("Fourcar").
(11) Mr. H. Defforey is a nominee for director of the Company and is an executive director of Carrefour and a member of the oversight committee (but not the board of directors) of Carrefour Nederland B.V. (a subsidiary of Carrefour which directly owns all of the outstanding capital stock of Fourcar) and may be deemed to share voting and dispositive power as to the 9,192,600 shares held of record by Fourcar. Mr. H. Defforey disclaims beneficial ownership of these shares.
(12) Includes options to purchase 869,323 shares issued to Mr. Fuente pursuant to the Option Plan, 1,890 shares held of record by his spouse, 3,990 shares held of record by his step-daughter, Rebecca Mishkin, and 1,300 shares held of record by an irrevocable trust for the benefit of his step-daughter. Mr. Goldstein is the trustee of such trust. Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his step-daughter and the trust.
(13) Includes options to purchase 299,201 shares issued to Mr. Goldstein pursuant to the Option Plan and 1,300 shares held of record by an irrevocable trust for the benefit of Mr. Fuente's step-daughter, of which Mr. Goldstein is the trustee. As the trustee, Mr. Goldstein has investment and voting power with respect to the shares held by the trust. Mr. Goldstein disclaims beneficial ownership of the shares held by the trust.
(14) Includes options to purchase 29,261 shares issued to Mr. Hedrick as a director of the Company.
(15) Mr. Heskett is a nominee for director of the Company.
(16) Includes options to purchase 29,261 shares issued to Mr. Mumford as a director of the Company and 46,750 shares held of record by the John Brese Mumford and Christine Joyce Mumford Family Trust dated October 13, 1983.
(17) Includes options to purchase 32,036 shares issued to Mr. Myers as a director of the Company.
(18) Includes options to purchase 73,064 shares granted to Mr. Solomon as a director of the Company.
(19) Includes options to purchase 42,036 shares issued to Mr. Wurtzel as a director of the Company.
(20) Includes options to purchase 2,079,161 shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Directors are elected at the Annual Meeting of Stockholders to serve during the ensuing year or until a successor is duly elected and qualified. Executive officers are elected annually by the Board and serve at the discretion of the Board. The following sets forth certain information concerning each of the Company's directors, nominees for directors and executive officers.

  Directors and Nominees for Director.

DAVID I. FUENTE                                                          AGE: 50

     Mr. Fuente has been Chairman of the Board and Chief Executive Officer since he joined the Company in December 1987. For five years prior to that time, he was employed by The Sherwin-Williams Co. ("Sherwin-Williams") as President of its Paint Stores Group, a chain of over 1,800 paint stores. Prior positions included Vice President of Marketing of the Paint Stores Group and Vice President of Marketing, Consumer Division, and Vice President of Marketing, Automotive Aftermarket Division of Sherwin-Williams. Mr. Fuente is a director of National Vision Associates Ltd.

MARK D. BEGELMAN                                                         AGE: 48

     Mr. Begelman has been a director since he joined the Company in April 1991. Mr. Begelman has served as President and Chief Executive Officer of Ace Music Center since December 1995 and served as President and Chief Operating Officer of the Company from April 1991 until May 1995. He has substantial experience in the office products industry and over 20 years in retail merchandising. Prior to joining the Company, he was Chairman of the Board of The Office Club, Inc. ("Office Club") from August 1990 until April 1991 and Chief Executive Officer of Office Club from April 1986 until April 1991, when Office Club became a subsidiary of the Company. From May 1981 to May 1986, he served as Senior Vice President of John Bruener Company, a home furnishings retailer. From June 1976 to May 1981, Mr. Begelman was Divisional Merchandise Manager of Jordan Marsh Stores Corporation, a general merchandise retailer.

CYNTHIA COHEN TURK                                                       AGE: 43

     Ms. Turk has been a director since July 1994. She is the President of MARKETPLACE 2000, a marketing and strategy consulting firm. Prior to founding the firm in 1990, she was a Partner of Deloitte & Touche. Ms. Cohen Turk is a director of Loehmann's Holdings, Inc., L. Luria & Son, Inc., One Price Clothing, Inc., Spec's Music Stores, Inc. and The Mark Group.

DENIS DEFFOREY                                                           AGE: 70

     Mr. Defforey has been a director since April 1990. He is a member of the oversight committee ("Conseil de Surveillance") of Carrefour, a French hypermarket chain that he co-founded in 1959 and is a director of DeNoyange S.A., the principal shareholder of Carrefour. Mr. Defforey is a director of Editions, S.A. and PetsMart, Inc. Mr. Defforey has indicated that he plans to retire as a director of the Company effective after the Annual Meeting.

HERVE DEFFOREY                                                           AGE: 46

     Mr. Defforey is a nominee for director. Since 1993, Mr. Defforey has served as Director of General Finance and Administration of Carrefour. From 1990 to 1993, he served as Director of Diversification for EBRO SA. Mr. Defforey is an executive director of Carrefour and a member of the oversight committee (but not the board of directors) of Carrefour Nederland B.V. (a subsidiary of Carrefour which directly owns all of the outstanding capital stock of Fourcar). Mr. Defforey is a director of the joint venture entered into between the Company and Carrefour to own and operate office supply stores in France.

W. SCOTT HEDRICK                                                         AGE: 50

     Mr. Hedrick has been a director since April 1991. From November 1986 until April 1991, he was a director of Office Club, a subsidiary of the Company since April 1991. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979.

JAMES L. HESKETT                                                         AGE: 62

     Mr. Heskett is a nominee for director. Mr. Heskett has served on the faculty of the Harvard University Graduate School of Business Administration since 1965 and has taught courses in marketing, business logistics, the management of service operations, business policy and service management. Mr. Heskett is a director of Equitable of Iowa Companies.

JOHN B. MUMFORD                                                          AGE: 52

     Mr. Mumford has been a director since April 1991. He was a co-founder of Office Club, a subsidiary of the Company since April 1991. Mr. Mumford served as Chairman of the Board of Directors of Office Club from its inception in February 1986 to August 1990, and served as Vice Chairman of the Board of Directors of Office Club from August 1990 until April 1991. He has been president of Crosspoint Corporation, a venture capital firm, since 1972 and managing general partner of Crosspoint Venture Partners, a venture capital fund, since 1982. Mr. Mumford is Chairman of the Board of Hello Direct, Inc.

MICHAEL J. MYERS                                                         AGE: 55

     Mr. Myers has been a director since July 1987. He is the President and a director of First Century Partners Management Company, an advisor to private venture capital equity funds, and a director of Smith Barney Venture Corp., a wholly-owned subsidiary of Smith Barney, Inc., which acts as the managing general partner of two private venture capital equity funds. Until January 1992, he was a Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co., Incorporated ("Smith Barney"). He joined Smith Barney's venture capital group in 1972 and has had a senior operating responsibility for that group since 1976. Prior to 1972, he spent three years with J.H. Whitney & Co., a private venture capital firm. Mr. Myers is a director of Encore Paper Company, Inc., HASCO Holdings Corp., Shade/Allied, Inc. and Wisconsin Porcelain, Inc.

PETER J. SOLOMON                                                         AGE: 57

     Mr. Solomon has been a director since April 1990. He is Chairman and Chief Executive Officer of Peter J. Solomon Company Limited, an investment banking firm which provided services to the Company in fiscal 1993. From 1985 to 1989, he was a Vice Chairman and a member of the board of directors of Shearson

Lehman Hutton Inc. ("Shearson"). From 1981 to 1985, he was a Managing Director at Shearson. Mr. Solomon is a director of Centennial Cellular Corporation, Century Communications, Inc., Monro Muffler/Brake, Inc., Phillips-VanHeusen Corporation and Culbro Corporation. Mr. Solomon served as a director of Bradlees, Inc. until March 1996.

ALAN L. WURTZEL                                                          AGE: 62

     Mr. Wurtzel has been a director since February 1989. Since June 1994, he has been the Vice Chairman of the Board of Circuit City Stores, Inc. ("Circuit City"), a large consumer electronics retailing chain. From 1986 to 1994, he served as Chairman of the Board of Circuit City, and prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer, President and Vice President. From December 1986 to April 1988, he served as President of Operation Independence, a nonprofit organization. Mr. Wurtzel is a director of Circuit City and Dollar Tree Stores, Inc.

  Executive Officers who are not Directors.

BARRY J. GOLDSTEIN                                                       AGE: 53

     Mr. Goldstein has been Chief Financial Officer since he joined the Company in May 1987, has served as Executive Vice President -- Finance since July 1991 and has served as Secretary since January 1988. From May 1987 until June 1991, he served as Vice President -- Finance. Prior to joining the Company, he spent 22 years in public accounting, the most recent 18 of which were with Grant Thornton, a national accounting firm. He became a partner of Grant Thornton in 1976.

F. TERRY BEAN                                                            AGE: 48

     Mr. Bean has been Executive Vice President -- Human Resources since he joined the Company in January 1994. Prior to joining the Company, he was employed by Roses Stores Inc., a mass merchandiser, as Senior Vice President of Human Resources. From 1978 to 1989, he was employed by Federal Express Corp., a shipping company, where he held the position of Vice President of Personnel Services from 1982 through 1989. Prior to 1978, Mr. Bean held human resource management positions with Eaton Corp. and Johnson & Johnson Corp.

RICHARD M. BENNINGTON                                                    AGE: 55

     Mr. Bennington has been Executive Vice President -- Operations and Sales since January 1996, and was Executive Vice President -- Retail Division from July 1991 to January 1996. He joined the Company as a store manager in June 1986 and has served as the Company's Executive Vice President -- Office Depot Store Operations, Vice President -- Operations, District Manager and Director of Store Operations. Prior to joining the Company, he was employed for one year by Mr. How, a chain of home products stores, as a zone manager and held various field operations positions with other specialty and mass merchandise chains.

HARRY S. BROWN                                                           AGE: 49

     Mr. Brown has been Executive Vice President -- Merchandising since he joined the Company in February 1995. Prior to joining the Company, he was employed by Marshall's, an off-price department store chain, where he served in various senior merchandise management positions from 1989 until 1995, most recently as Executive Vice President, Merchandising, Planning and Allocation. From 1980 to 1989, he served in various merchandise management positions within Macy's.

WILLIAM P. SELTZER                                                       AGE: 57

     Mr. Seltzer has been Executive Vice President -- Systems and Distribution since joining the Company in August 1992. Prior to joining the Company, he was Senior Vice President -- Distribution and Systems of Revco D.S. Inc. from November 1987 to July 1992. Mr. Seltzer was Vice President of Systems for the H.E. Butt Grocery Company from 1977 to 1987, and was Corporate Manager of Information Processing from 1972 to 1977 with SCM Corporation.

     The Company believes that each of its officers, directors and greater than ten-percent owners complied with all Section 16(a) filing requirements applicable to them during fiscal 1995, with the exception of Mr. Brown, whose initial statement of beneficial ownership of securities was inadvertently filed more than 10 days after his becoming an executive officer and was, therefore, reported on Form 5.

     The Board met four times during the 1995 fiscal year. The Board has standing Audit, Compensation, Executive and Nominating Committees. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which they served.

     The Audit Committee is composed of four directors (currently Messrs. Defforey, Mumford and Myers and Ms. Cohen Turk). This committee recommends to the Board the appointment of the Company's independent accountants. The committee meets with the independent accountants to discuss the scope of the audit, any nonaudit related assignments, fees, the independence of the accountants, the results of the audit and the effectiveness of the Company's internal accounting controls. The committee reports to the Board. The independent accountants have access to the committee, with or without advising management, to discuss auditing and any other accounting matters. The Audit Committee met three times during the 1995 fiscal year.

     The Compensation Committee is currently composed of two directors (currently Messrs. Hedrick and Wurtzel). This committee recommends action to the Board regarding the salaries and incentive compensation of elected officers of the Company. The committee also reviews the compensation of certain other principal management employees and administers the Company's employee benefit plans. The Compensation Committee met twice during the 1995 fiscal year.

     The Executive Committee was established in February 1992 and is composed of three directors (currently Messrs. Fuente, Solomon and Wurtzel). This committee handles matters arising between regularly scheduled meetings of the Board. The Executive Committee did not meet during the 1995 fiscal year.

     The Nominating Committee is composed of three directors (currently Messrs. Fuente, Solomon and Wurtzel). This committee evaluates the performance of incumbent directors, considers nominees recommended by management or stockholders of the Company and develops its own recommendations. The committee will consider nominees recommended by stockholders, although it has not adopted any procedures to be followed by stockholders in submitting such recommendations. The Nominating Committee met once during the 1995 fiscal year.

COMPENSATION

     Directors Compensation. Until March 1995, directors who were not salaried employees of the Company received $8,000 per year plus $1,000 per Board meeting attended for serving on the Board and were reimbursed for costs incurred in attending meetings. No additional amounts were paid for service on any committee of the Board. Directors who were not salaried employees of the Company also each received options to purchase 7,500 shares of Common Stock per year, with an exercise price per share of fair market value measured on the date of grant. Such options become exercisable in equal proportions on the first, second and third anniversary of their date of grant. Directors who were salaried employees of the Company received no compensation other than their compensation for such service as employees.

     Effective April 1995, directors who are not salaried employees of the Company receive $15,000 per year plus $2,000 per Board meeting attended and are reimbursed for costs incurred in attending meetings. No additional amounts are paid for service on any committee of the Board. Directors who are not salaried employees of the Company also each receive options to purchase 7,500 shares of Common Stock per year, with an exercise price per share of fair market value measured on the date of grant. Such options become exercisable in equal proportions on the first, second and third anniversary of their date of grant. Directors who are salaried employees of the Company receive no compensation other than their compensation for such service as employees.

     Executive Officers Compensation. The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the 1993, 1994 and 1995 fiscal years by the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                              -----------------------------------
                                                                                       AWARDS
                                                                              ------------------------
                                              ANNUAL COMPENSATION                           SECURITIES
                                      ------------------------------------                    UNDER-      PAYOUTS
                                                                 OTHER        RESTRICTED      LYING       -------        ALL
                                                                 ANNUAL         STOCK        OPTIONS/      LTIP         OTHER
           NAME AND                   SALARY       BONUS      COMPENSATION     AWARD(S)        SARS       PAYOUTS    COMPENSATION
     PRINCIPAL POSITION       YEAR      ($)         ($)          ($)(1)          ($)          (#)(2)        ($)        ($)/(3)
- ----------------------------  ----    -------    ---------    ------------    ----------    ----------    -------    ------------
David I. Fuente,              1995    700,000      280,000         -0-            -0-         125,000       -0-         127,769
  Chief Executive Officer     1994    625,000    1,250,000         -0-            -0-         125,000       -0-           5,328
                              1993    550,000      864,981         -0-            -0-         112,500       -0-           4,497
Mark D. Begelman(4)           1995    550,000      302,500         -0-            -0-             -0-       -0-          80,495
  President and Chief         1994    500,000    1,000,000         -0-            -0-         100,000       -0-           4,545
  Operating Officer           1993    450,000      651,384         -0-            -0-          90,000       -0-           4,497
F. Terry Bean,                1995    325,000       98,150         -0-            -0-          35,000       -0-          26,194
  Executive Vice              1994    300,000      393,600         -0-            -0-         110,000       -0-             -0-
  President -- Human          1993        -0-          -0-         -0-            -0-             -0-       -0-             -0-
  Resources
Richard M. Bennington,        1995    350,000      108,500         -0-            -0-          35,000       -0-          52,508
  Executive Vice              1994    300,000      396,000         -0-            -0-          35,000       -0-           2,958
  President -- Operations     1993    250,000      339,477         -0-            -0-          52,500       -0-           4,355
  and Sales
Harry S. Brown(5)             1995    302,885      134,400         -0-            -0-          95,000       -0-          52,433
  Executive Vice              1994        -0-          -0-         -0-            -0-             -0-       -0-             -0-
  President -- Merchandising  1993        -0-          -0-         -0-            -0-             -0-       -0-             -0-
  and Marketing
Barry J. Goldstein,           1995    350,000      109,200         -0-            -0-          35,000       -0-          43,122
  Executive Vice              1994    300,000      393,600         -0-            -0-          35,000       -0-           2,958
  President -- Finance,       1993    250,000      335,483         -0-            -0-          52,500       -0-           3,707
  Chief Financial
  Officer and Secretary

- ---------------

(1) Other Annual Compensation items for persons named in the summary compensation table were not reportable in 1995, 1994 and 1993.
(2) Options granted have been adjusted to reflect a three-for-two stock split in 1993 and a three-for-two stock split in 1994.
(3) Amounts reported represent insurance premiums paid by the Company for the benefit of the Named Executive Officers under a split-dollar life insurance policy and matching contributions under the Company's Retirement Savings Plan, a defined contribution plan.
(4) Mr. Begelman resigned as President and Chief Operating Officer effective May 1995.
(5) Mr. Brown joined the Company as Executive Vice President -- Merchandising in February 1995. In August 1995, Mr. Brown assumed the responsibilities for Marketing. Mr. Brown was compensated in 1995 at a base salary of $350,000 annually.

     The following table sets forth information with respect to all options granted in fiscal 1995 under the Option Plan to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
- ------------------------------------------------------------------------------------------
                                      NUMBER OF     PERCENT OF
                                      SECURITIES      TOTAL                                  GRANT DATE VALUE
                                      UNDERLYING   OPTIONS/SARS                              -----------------
                                       OPTIONS/     GRANTED TO    EXERCISE OR                   GRANT DATE
                                         SARS      EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE(2)
                NAME                  GRANTED(1)   FISCAL YEAR      ($/SH)         DATE             ($)
- ------------------------------------  ----------   ------------   -----------   ----------   -----------------
David I. Fuente.....................    125,000         6.5          27.56        7/21/05        2,455,243
Richard M. Bennington...............     35,000         1.8          27.56        7/21/05          687,468
Barry J. Goldstein..................     35,000         1.8          27.56        7/21/05          687,468
F. Terry Bean.......................     35,000         1.8          27.56        7/21/05          687,468
Mark D. Begelman....................         --          --             --             --               --
Harry S. Brown......................     60,000         3.1          24.25        2/21/05        1,059,253
                                         35,000         1.8          27.56        7/21/05          687,468

- ---------------

(1) All options granted in fiscal 1995 vest in three equal installments on July 21, 1996, July 21, 1997 and July 21, 1998 (other than the options for 60,000 shares granted to Mr. Brown which vest in three equal installments on February 21, 1996, February 21, 1997 and February 21, 1998) and were not awarded with tandem stock appreciation rights ("SARs"). In the event of a Sale of the Company (as defined in the Option Plan), the committee administering the Option Plan may stipulate in its sole discretion, that
     (i) outstanding options and SARs will become immediately exercisable; (ii) outstanding options and SARs shall be assumed by the successor corporation; or (iii) substantially equivalent options and SARs shall be substituted by the successor corporation. In order to prevent dilution or enlargement of rights under the options, in the event of a reorganization, recapitalization, stock split, stock dividend, combinations of shares, merger, consolidation or other change in the Common Stock the number of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to specified limitations, advance (i) the date on which an option shall become exercisable by the grantee and (ii) the grantee's right to designate an Appreciation Date for any SAR.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted in 1995 by the Company to the executive officers listed above. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $19.64 (other than the grant of options for 60,000 shares to Mr. Brown which was $17.65). The following facts and assumptions were used in making such calculation: (i) an exercise price of $27.56 (other than the grant of options for 60,000 shares to Mr. Brown which is $24.25) for each such stock option; (ii) a fair market value of $27.56 (other than the grant of options for 60,000 shares to Mr. Brown which is $24.25) for one share of Common Stock on the date of grant; (iii) a dividend yield of 0%; (iv) a stock option term of 10 years; (v) a stock volatility of 52.43% based on an analysis of weekly stock closing prices of Common Stock during the fourth quarter of 1995; and (vi) an assumed risk-free interest rate of 6.53% (7.43% for the options for 60,000 shares granted to Mr. Brown) which is equivalent to the yield on a ten-year treasury note on the date of grant. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value of $19.64 ($17.65 for the options for 60,000 shares granted to Mr. Brown) for each stock option was multiplied by the total number of stock options granted to each of the executive officers listed above to determine the total grant date present value of such stock options granted to each such executive officer, respectively.

     The following table sets forth information with respect to all options exercised in fiscal 1995 and the year-end value of unexercised options held by the Named Executive Officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES         VALUE OF
                                                                         UNDERLYING            UNEXERCISED
                                                                         UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS/SARS AT       OPTIONS/SAR'S AT
                                                                       FISCAL YEAR-END       FISCAL YEAR-END
                                                                    ---------------------    ----------------
                                    SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
                                      ON EXERCISE      REALIZED         UNEXERCISABLE         UNEXERCISABLE
               NAME                       (#)             ($)              (#)(1)                 ($)(1)
- ----------------------------------  ---------------    ---------    ---------------------    ----------------
David I. Fuente...................          -0-              -0-           869,323               8,484,388
                                                                           245,834                  64,061
Richard M. Bennington.............      100,000        2,398,617           167,920               1,528,396
                                                                            75,834                  29,895
Barry J. Goldstein................          -0-              -0-           299,201               3,011,173
                                                                            75,834                  29,895
F. Terry Bean.....................          -0-              -0-            36,665                     -0-
                                                                           108,336                     -0-
Mark D. Begelman..................      300,000        6,780,405           645,663               7,055,924
                                                                            96,667                  51,249
Harry S. Brown....................          -0-              -0-               -0-                     -0-
                                                                            95,000                     -0-

- ---------------

(1) The first number shown for each officer represents exercisable options, and the second number represents unexercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board is comprised of two directors, currently Messrs. Hedrick and Wurtzel. Neither of such directors is or was an officer of the Company or any of its subsidiaries, no executive officer of the Company serves or served on the compensation committee of another entity (i) one of whose executive officers served on the compensation committee of the Company or (ii) one of whose executive officers served as a director of the Company, and no executive officer of the Company serves or served as a director of another entity who has or had an executive officer serving on the compensation committee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation philosophy is to motivate employees to enhance shareholder value. The Company's compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the achievement of specific pre-determined goals and objectives primarily through the use of "at risk" compensation strategies.

     The Company's compensation program for executive officers consists of three main components: (1) competitive base salaries, (2) annual cash incentives based on overall Company performance and, with respect to those executives who are not designated as eligible to participate in the Office Depot, Inc. Designated Executive Incentive Plan (the "Designated Executive Plan"), individual performance criteria established pursuant to the Office Depot Management Incentive Plan (the "Management Plan," and, together with the Designated Executive Plan, the "Incentive Plans"), and (3) stock option awards intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third components constitute "at risk" elements of each executive's total compensation. The Compensation Committee utilized the services of an independent consultant to assist in the analysis of all three compensation components for the 1995 fiscal year.

     Base Salary. The Compensation Committee determines base salaries for executive officers utilizing market data developed by its independent consultant which focuses on other high performance and specialty retail companies. The survey focused on companies with annual revenues in the $2-$4 billion range. A number of the companies included in the comparison base for establishing executive pay levels were included in the S&P Retail Stores Composite and in the S&P 500, which the Company utilized in the performance graph elsewhere in this proxy statement. The Committee targets the median level of the executive market for comparably sized companies within these surveys in determining executive base pay levels.

     The base salary for Mr. Fuente, Chairman and Chief Executive Officer, increased by $75,000, a 12.0% increase over his 1994 base salary. Salaries for the five other Named Executive Officers as a group rose by $175,000 or 12.5% over 1994 base pay. These increases in salaries for the Chief Executive Officer and the five other Named Executive Officers position these executives at approximately the median for their peer group and reflect the increase in responsibilities consistent with the Company's rapid growth.

     Annual Bonus. The bonus compensation of the Company's executive officers is determined pursuant to the Management Plan or the Designated Executive Plan. The Incentive Plans provide for cash awards to eligible participants, based upon objectives determined each year. Eligible participants under the Management Plan are generally salaried employees, including executive officers, who have been employed by the Company through the end of the related fiscal year. Under the Designated Executive Plan, eligible participants are defined to include those key employees of the Company who have been identified by the Board. Executive

Officers who participate in the Designated Executive Plan do not participate in the Management Plan. The objective of the Incentive Plans is to enhance shareholder value by rewarding employees for the attainment of the Company's financial objectives and, in the case of the Management Plan, for the attainment of other specific individual goals linked to specified strategic elements of the business. By extending annual bonuses deep into the organization, all managerial employees are motivated to help achieve the Company's profit objectives as well as other key strategic initiatives of the Company.

     Awards under the Incentive Plans are expressed as a percentage of base salary. These awards are a function of (i) the participant's level of responsibility, (ii) the Company's financial performance for the year, and (iii) in the case of the Management Plan, the participant's individual performance for the year, as measured by specified goals established for such participant. The Company has reserved the discretionary power under the Management Plan to defer payment under such plan for up to 24 months after the date payment would otherwise be made to the extent necessary to prevent a participant's includible compensation from exceeding the $1 million limit under Section 162(m) for any given year.

     Under the Management Plan, performance is measured in connection with attainment of specific earnings per share objectives as well as individual goals that are established by the participant and his or her immediate supervisor. Individual goals include targets which are above and beyond the participant's normal job functions. Under the Designated Executive Plan, there are no individual goals or targets and performance is measured in connection with attainment of specific objectives based on one or more of the following five measurements of the Company's performance, as determined by the Compensation Committee in the first quarter of each year and as such measurements may be adjusted for merger costs as presented on the Company's audited financial statements: pre-tax earnings, net earnings, earnings per share, return on assets and return on equity. The maximum bonus amount payable under the Designated Executive Plan in any single year to any single officer is $2,000,000. The goals of and awards to the Chief Executive Officer, the President, and the executive officers of the Company under the Incentive Plans are approved by the Compensation Committee.

     Actual 1995 earnings per share (on a fully diluted basis) were $0.83 compared to $0.68 in 1994 or an increase of 22% resulting in bonus payments at or near the minimum level for the executive officer group (other than Mr. Begelman) under both the Management Plan and the Designated Executive Plan.

     For 1995, Mr. Fuente, Chairman and Chief Executive Officer, earned a bonus of $280,000 under the Designated Executive Plan. This "at risk" portion was 28.6% of Mr. Fuente's 1995 total cash compensation. For 1995, Mr. Begelman, who served as President and Chief Operating Officer until May 1995, earned a bonus of $302,500 in connection with arrangements made at the time of his resignation. This "at risk" portion was 35.5% of Mr. Begelman's 1995 total cash compensation.

     For 1995, incentive awards to other executive officers pursuant to the Management Plan were based on earnings per share objectives and specific individual objectives as established by the Chief Executive Officer and approved by the Compensation Committee. The incentive opportunities for the executive officers pursuant to the Management Plan are calculated as a percentage of base salary, with a minimum award if earnings per share equaled $0.83 to twice the maximum award otherwise payable if the Company's earnings per share exceed the "stretch" goal (the most aggressive target level) established by the Compensation Committee. For 1995, the Named Executive Officers (other than Messrs. Fuente and Begelman) as a group earned bonuses pursuant to the Management Plan totalling an aggregate of $450,250. The "at risk" portion was an aggregate of 25.3% of total compensation for such executives.

     Stock Based Incentive Program. The objective of stock option awards is to motivate grantees to maximize long-term growth and profitability of the Company. Grantees can recognize value from options granted only if the Company's stock price increases after the date on which such options are granted, since the exercise price of options granted must at least equal the fair market value of the Company's stock on the date of grant. The award of options thus aligns the long-range interests of the grantees with those of shareholders.

     Grants of options to the Company's executive officers and other key employees in fiscal 1995 were made pursuant to the Office Depot, Inc. Omnibus Equity Plan (the "Omnibus Plan"). Grants of options under the Omnibus Plan are generally made annually. The Compensation Committee determined the grant levels for grants to the Chief Executive Officer and the executive officers of the Company after taking into consideration prior year's grants, the organizational impact of the participant and the level of emphasis the Company placed on participant retention. Stock option awards below the executive officer level are a function of position within the organization.

     Awards granted to the Named Executive Officers for 1995 appear in the table on page 10. Based on the Black-Scholes option pricing model, the present value at date of grant of Mr. Fuente's 1995 stock options represents 68.9% of his total 1995 compensation. The total "at risk" portion, stock options plus annual bonus, was 76.8% of total 1995 compensation.

     Stock option awards granted to the other Named Executive Officers (other than Mr. Begelman) for 1995 represent 66.1% of total 1995 compensation. The total "at risk" portion, stock options plus annual bonus, for the other Named Executive Officers was 73.9% of total 1995 compensation.

     This emphasis of "at risk" compensation is consistent with the Company's compensation philosophy and supports continued creation of shareholder value.

     Deferred Compensation Plan. The Company's executive officers and other key employees are permitted to defer up to 25% of their base salaries and up to 100% of their bonuses under the Office Depot, Inc. Deferred Compensation Plan. Deferrals may generally be made for any period of time selected by the executive, but the Company has the right to further defer payouts under the plan in order to avoid exceeding the $1 million cap on executive compensation. Although the plan allows the Company to make additional matching deferrals and incentive contributions at its discretion, no such contributions were made under the plan for 1995 and no such contributions are contemplated for 1996.

     Split Dollar Life Insurance. Effective April 1995, the Corporation made available to its executive officers the opportunity to purchase whole life insurance policies, with the premiums payable by the Company. If the Company's assumptions regarding mortality, dividends and other factors are realized, the Company will recover all of its payment for premiums either from death benefits or from the executive, if the policy is transferred to the executive.

     Senior Management Deferred Compensation Plan. Effective August 1996, the Company will make available to its executive officers and other management and sales executives the opportunity to defer retirement savings through its Senior Management Deferred Compensation Plan (a non qualified retirement savings plan), in addition to those amounts which may be deferred under the Office Depot Retirement Savings Plan (401(k)). The Senior Management Deferred Compensation Plan allows the Company to supplement the Company's matching contributions, which are limited under the Office Depot Retirement Savings Plan (401(k)) pursuant to provisions of the Internal Revenue Code.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m), which took effect January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Named Executive Officers. The Company has structured the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants and annual bonus) in a manner intended to comply with Section 162(m).

                                          Report of Compensation Committee

                                          Alan L. Wurtzel, Chairman
                                          W. Scott Hedrick, member

COMMON STOCK PERFORMANCE

     The graph shown below compares the cumulative total shareholder return on the Company's Common Stock since December 31, 1990 with the S&P 500 Index and the S&P Retail Stores Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG OFFICE DEPOT, INC., THE S&P 500 INDEX
                   AND THE S&P RETAIL STORES COMPOSITE INDEX


                                   [GRAPH]


      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             ODP           S&P 500       S&P RETAIL
12/31/90                                   100             100             100
12/31/91                                   323             130             158
12/31/92                                   434             140             186
12/31/93                                   646             155             178
12/31/94                                   678             157             162
12/31/95                                   565             215             182

CERTAIN TRANSACTIONS

     On April 24, 1991, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Carrefour, pursuant to which the Company agreed to sell to Carrefour 6,435,000 newly issued shares of the Company's Common Stock at a price of $6.23 per share (the "Carrefour Transaction"). Such shares were issued to Fourcar, a wholly-owned indirect subsidiary of Carrefour. The Carrefour Transaction was consummated on June 7, 1991 and resulted in proceeds to the Company of $40,040,000. Fourcar subsequently purchased additional shares in the market. In August 1995, 15,500,000 shares of the Company's Common Stock were offered pursuant to a public offering whereby 2,000,000 shares were sold by the Company and 13,500,000 shares were sold by Fourcar (the "Offerings"). Following the completion of the Offerings, Fourcar continued to own 9,192,600 shares of Common Stock (approximately 6% of the then issued and outstanding shares). In addition, Carrefour has agreed not to compete with the Company in the retail office products supply business in a large volume, warehouse or discount store format in North America. In June 1995, the Company entered into a joint venture agreement with Carrefour to own and operate office supply stores in France using a format similar to that utilized by the Company in its U.S. stores. The joint venture is owned 50% by Carrefour and 50% by the Company. The joint venture currently plans to open its first store in France in mid-1996. Denis Defforey, a current director of the Company who will not continue as a director after the 1996 Annual Meeting is a member of the oversight committee of Carrefour's principal shareholder. Herve Defforey, who has been nominated as a director, is the Director of General Finance and Administration of Carrefour, is a Director of the joint venture and is the son of Denis Defforey.

     Mr. Begelman remained an employee of the Company following his resignation as President and Chief Operating Officer of the Company in May 1995 and receives a salary of $15,000 per year. The stock options previously granted to him will continue to vest as scheduled so long as he remains an employee the Company.

SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in proxy materials for the Company's 1997 Annual Meeting of Stockholders should be addressed to the Corporate Secretary at the Company's principal executive offices, 2200 Old Germantown Road, Delray Beach, Florida 33445, and must be received by the Company on or before December 24, 1996.

OTHER MATTERS

     It is not presently expected that any matters other than those discussed herein will be brought before the Annual Meeting. If, however, other matters do come before the meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of the Company's management.

                                                                      APPENDIX A

PROXY

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                             DELRAY BEACH, FL 33445

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David I. Fuente and Barry J. Goldstein as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on April 12, 1996, at the annual meeting of shareholders to be held on May 23, 1996 or any adjournment thereof.


1.      ELECTION OF DIRECTORS
        [ ] FOR all of the nominees listed below (except        [ ] WITHHOLD AUTHORITY
            as marked in the space provided below)                  to vote for all of the nominees listed below


        Mark D. Begelman, Cynthia Cohen Turk, Herve Defforey, David I. Fuente, W. Scott Hedrick, James L. Heskett, John B. Mumford,
Michael J. Myers, Peter J. Solomon and Alan L. Wurtzel
        (INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space provided below.)

- -----------------------------------------------------------------------------------------------------------------------------------

2.      PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
                                        [ ] FOR         [ ] AGAINST             [ ] ABSTAIN
3.      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                                        Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.


                                                        --------------------------------------------------------------------------
                                                                                Signature


                                                        ---------------------------------------------------------------------------
                                                                                Signature if held jointly

                                                        DATED:                                , 1996
                                                              --------------------------------

                       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
